Matters submitted for vote of security holders

(a) An Annual Meeting of Shareholders (Meeting) of the Liberty All-Star Equity Fund (Fund) was held on April 21, 1999.

(b) The Fund's shareholders elected John V. Carberry and James E. Grinnell as Trustees of the class whose terms expires with the year 2002 annual meeting of shareholders. The Fund's Board of Trustees also consists of Robert J. Birnbaum, Richard W.Lowry, William E. Mayer and
         John J. Neuhauser.

(c)(1) The Fund's shareholders voted to approve a new Portfolio Management Agreement (see Appendix A, Appendix B and Schedule C as part of the proxy statement) as follows:

                       For           Against            Abstain
                  75,419,017.256    586,759.372      1,019,695.580

(c)(2) The Fund's shareholders voted to ratify the selection of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1999, as follows:

                       For           Against           Abstain
                  75,822,127.541    404,461.985      798,883.682

(d)      Not applicable.


(Proxy Statement incorporated herein by reference to Accession number 0001029869-99-000305)